Exhibit 3.1

OPERATING AGREEMENT OF
LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC

This Operating Agreement (this “Agreement”) is entered into as of the 16th day of June, 2015, effective as of the Effective Date (as defined below) for the purpose of governing LSREF4 Lighthouse Corporate Acquisitions, LLC, a Maryland limited liability company (the “Company”), by LSREF4 Lighthouse Acquisitions, LLC, a Delaware limited liability company (the “Member”).

1.                                      Formation. The Company has been formed pursuant to the Maryland Limited Liability Company Act (the “Act”) by the filing of Articles of Organization of the Company with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 16, 2015 (the “Effective Date”).

2.                                      Dissolution. The Company has perpetual existence, except as provided in the Act.

3.                                      Business and Powers. The business of the Company is to engage in any lawful business, trade, purpose or activity permitted by the Act.  The Company may exercise all of the powers and privileges granted to limited liability companies by the Act, by any other law or by this Agreement.

4.                                      Principal Office. The initial principal office of the Company in the State of Maryland is located at 351 West Camden Street, Baltimore, Maryland 21201.  The Principal Business Address is 2711 N. Haskell Avenue, Suite 1700, Dallas, Texas 75204.

5.                                      Capital; Percentage Interest. The Member owns one hundred percent of the membership interest in the Company. The Member may make capital contributions to the Company in such amounts and at such times as the Member may deem appropriate.

6.                                      Management by Member. The business and affairs of the Company shall be managed by and under the direction of the Member. Teresa E. DeSimone is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Articles of Organization of the Company with the SDAT (such filing being hereby approved and ratified in all respects). To the extent of its powers set forth in this Agreement, the Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

7.                                      Distributions. Distributions of cash or other assets of the Company will be made at times and in amounts as the Member may determine.

8.                                      No Separate Entity for Tax Purposes. The Company shall not be treated as a separate entity for federal income tax purposes and, to the extent permitted by law, for state and local tax purposes. The Company shall prepare and file all tax returns and other tax statements in a manner consistent herewith.

9.                                      Limitation on Liability. Except as specifically required by the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making the Member responsible for the liabilities of the Company.  None of the Member or its principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, advisors, successors or assigns shall be liable to the Company, any other member of the Company, any assignee of any interest in the Company or any creditor of the Company as a result of any actions or omissions taken or omitted in connection with providing services to the Company or the performance of such person’s duties to the Company under this Agreement or at law, or by reason of any action or omission taken or omitted by such person on behalf of the Company, unless such person shall have been finally adjudicated by a court of competent jurisdiction (without any further right of appeal or further proceeding) in any such action, suit or other proceeding to have committed an act or omission that constituted bad faith, intentional fraud, gross negligence or reckless or willful misconduct.

10.                               Indemnification.  Subject to the limitations set forth in this Section 10, the Company shall indemnify, protect, defend and hold harmless the Member and its principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, advisors, successors or assigns (each an “Indemnified Party”) against all losses, liabilities, damages and expenses incurred by such Indemnified Party as a result of any actions or omissions taken or omitted in connection with providing services to the Company or the performance of the Indemnified Party’s duties to the Company under this Agreement or at law, or by reason of any action or omission taken or omitted by such Indemnified Party on behalf of the Company. Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties and counsel and expert fees incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court or administrative body, in which an Indemnified Party may be or may have been involved as a party, a witness or otherwise, or with which it may have been threatened, by reason of being or having been an Indemnified Party, or by reason of any act or omission on behalf of the Company or otherwise taken or omitted in connection with providing services to the Company or the performance of the Indemnified Party’s duties to the Company under this Agreement or at law. No Indemnified Party shall be entitled to indemnification pursuant to this Section 10 with respect to any matter as to which such Indemnified Party shall have been finally adjudicated by a court of competent jurisdiction (without any further right of appeal or further proceeding) in any such action, suit or other proceeding to have committed an act or omission that (i) was undertaken or omitted in connection with providing services to the Company or the performance of the Member’s duties to the Company under this Agreement or at law and (ii) constituted willful misconduct or recklessness.  The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section 10 shall limit any lawful rights to indemnification existing independently of this Section 10.  The rights granted pursuant to this Section 10 shall be contract rights and shall vest immediately upon the appointment of any Indemnified Party to the position giving rise to his or her right to indemnification hereunder, and no amendment, modification, or repeal of this Agreement or the Articles of Organization of the Company shall have the effect of limiting or denying any such rights with respect to actions taken or omitted or proceedings arising before any such amendment, modification or repeal, and indemnification under this Section 10 shall continue as to an Indemnified Party who has ceased to serve in the capacity which initially entitled such Indemnified Party to indemnity hereunder.

11.                               Limitation on Foreclosure. To the maximum extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no membership interest in the Company shall be subject to foreclosure.

12.                               Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without regard to conflicts of law. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

- Signature page follows -

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the day and year first above written.

MEMBER:

LSREF4 Lighthouse Acquisitions, LLC,
a Delaware limited liability company

By:	/s/ Marc L. Lipshy
Name: Marc L. Lipshy
Title: Vice President

[Signature Page to LLC Agreement]